As filed with the Securities and Exchange Commission on May 22, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CompuCredit Holdings Corporation

(Exact name of registrant as specified in its charter)

Georgia	6141	58-2336689
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Five Concourse Parkway

Suite 400

Atlanta, Georgia 30328

(770) 828-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Paul Whitehead, III

Chief Financial Officer

Five Concourse Parkway

Suite 400

Atlanta, Georgia 30328

(770) 828-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308

(404) 885-3000

Approximate date of commencement of proposed sale to the public: Upon consummation of the reorganization described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock no par value per share	53,000,000	$2.57	$136,210,000	$7,601

(1)	Reflects the maximum number of shares to be issued to shareholders of CompuCredit Corporation upon completion of the reorganization described in the proxy statement/prospectus.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average high and low prices of CompuCredit Corporation common stock on the NASDAQ Global Select Market on May 19, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2009

PROXY STATEMENT/PROSPECTUS

YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

We are pleased to invite you to a special meeting of shareholders of CompuCredit Corporation. The meeting will be held on                     , 2009 beginning at 9:00 a.m., Eastern Time, at our corporate headquarters, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328. At the special meeting, you will be asked to consider and vote on a proposal to reorganize our company through the creation of a new Georgia holding company. If this reorganization is approved by our shareholders, our present company will become a subsidiary of a new Georgia corporation named CompuCredit Holdings Corporation, which we refer to as “Holdings.” As a result of the reorganization, you will become a shareholder of Holdings. Upon completion of the reorganization, our present company will remain a Georgia corporation. Our current business, operations and management will remain the same following the reorganization. Implementing the holding company structure, however, is expected to provide us with greater operational and financing flexibility. In connection with the holding company reorganization, we will issue one share of Holdings common stock for each share of CompuCredit common stock that you own. Your shares of Holdings will represent the same ownership percentage of Holdings as you had of CompuCredit. We expect the shares of Holdings common stock to trade on the NASDAQ Global Select Market under the ticker symbol “CCRT,” the same ticker symbol under which the shares of CompuCredit common stock currently trade. The reorganization will be tax-free for CompuCredit shareholders. Our Board of Directors has carefully considered the reorganization proposal and the related transactions described in the proxy statement/prospectus and believes that they are advisable and in the best interest of our shareholders, and unanimously recommends that you vote FOR the reorganization proposal. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card in the accompanying prepaid envelope.

The accompanying notice of meeting and proxy statement/prospectus provide specific information about the special meeting and explain the reorganization proposal in more detail. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 8 of the proxy statement/prospectus before voting on the reorganization proposal.

Sincerely yours,

David G. Hanna
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulation agency has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2009 and is being first mailed to CompuCredit shareholders on or about                     , 2009.

COMPUCREDIT CORPORATION

Five Concourse Parkway, Suite 400

Atlanta, Georgia 30328

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On     ,             , 2009

Notice is hereby given that a special meeting of shareholders of CompuCredit Corporation (“CompuCredit”) will be held on     ,             , 2009 beginning at 9:00 a.m., Eastern Time, at our corporate offices located at Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328. The special meeting will be held to consider and take action upon a proposal to reorganize CompuCredit through the creation of a new Georgia holding company, CompuCredit Holdings Corporation (“Holdings”). As a result of the proposed reorganization:

•	CompuCredit will become a wholly owned subsidiary of Holdings;

•	You will become a shareholder of Holdings, a Georgia corporation;

•	You will receive one share of common stock of Holdings for each share of common stock of CompuCredit that you own at the effective time of the reorganization; and

•	Holdings common stock will trade under the ticker symbol “CCRT” on the NASDAQ Global Select Market.

We refer to this proposal as the “reorganization proposal.” The reorganization will be effected in large part through a merger agreement among CompuCredit, Holdings and CompuCredit Merger Sub, Inc. A copy of the merger agreement is included in the accompanying proxy statement/prospectus as Annex A. In addition to the reorganization proposal, we will conduct any other business which may properly come before the special meeting.

The Board of Directors has fixed the close of business on June 5, 2009 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting or any adjournments. A list of such shareholders is available for inspection by any shareholder during ordinary business hours at our principal place of business at Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328. The shareholder list also will be available for inspection by any shareholder at the time and place of the special meeting. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

Rohit H. Kirpalani
Secretary

Atlanta, Georgia

                    , 2009

IMPORTANT

Whether or not you expect to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided. In the event you attend the special meeting, you may revoke your proxy and vote your shares in person.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business, financial and other information about us from other documents filed by CompuCredit with the Securities and Exchange Commission that is not included in or being delivered with this proxy statement/prospectus. For more information regarding the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information.”

You may obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from CompuCredit at the following address and telephone number:

CompuCredit Corporation

Attn: Secretary

Five Concourse Parkway, Suite 400

Atlanta, Georgia 30328

Telephone: (770) 828-2000

In order to obtain timely delivery, you must request the documents no later than                     , 2009.

i

ii

ANNEXES

AGREEMENT AND PLAN OF MERGER	A-1
ARTICLES OF INCORPORATION OF COMPUCREDIT HOLDINGS CORPORATION	B-1
BYLAWS OF COMPUCREDIT HOLDINGS CORPORATION	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

AND THE REORGANIZATION PROPOSAL

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the reorganization proposal. These questions and answers do not address all questions that may be important to you as a CompuCredit shareholder. Please refer to the “The Reorganization Proposal” and the more detailed information contained elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, which you should read carefully.

In this proxy statement/prospectus, the terms “we,” “us” and “our” refer to CompuCredit Holdings Corporation, the new Georgia corporation, and CompuCredit Corporation, the current Georgia corporation (which will become a subsidiary of CompuCredit Holdings Corporation upon completion of the proposed reorganization), when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term “Holdings” to refer to CompuCredit Holdings Corporation and “CompuCredit” to refer to CompuCredit Corporation.

Q:	When is the special meeting? What are the matters being considered?

A:	Our special meeting will be held on , 2009, beginning at 9:00 a.m., Eastern Time, at our corporate offices located at Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328. At the meeting, shareholders will be asked to approve the reorganization proposal and to act on any other business that may properly come before the meeting. We do not know of any matters that may come before the meeting other than the reorganization proposal. We are furnishing you with this proxy statement/prospectus on behalf of the CompuCredit Board of Directors to solicit proxies in connection with the special meeting.

Q:	What is the reorganization proposal?

A:	We are asking you to approve a reorganization of our company through the creation of a new Georgia holding company. In the reorganization, CompuCredit, a Georgia corporation, will become a wholly owned subsidiary of Holdings, a Georgia corporation. The reorganization will be effected in large part by merging CompuCredit with a subsidiary of Holdings. In the merger, the current shareholders of CompuCredit will become shareholders of Holdings, with the same number of shares of Holdings as they held of CompuCredit prior to the reorganization. The merger agreement, which sets forth the plan of merger, is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully.

Q:	Why is CompuCredit proposing the holding company reorganization?

A:	We are proposing the holding company reorganization for the following reasons:

•

The holding company reorganization will allow us to segregate our various business lines, which may facilitate future corporate transactions, including spin-offs and divestitures. Although we have considered a possible spin-off of various business lines, we have not decided whether to proceed. If we do proceed with a spin-off, we will provide you with additional information at a later date.

•

The holding company reorganization may facilitate future expansion of our business by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of each of our lines of business separate from the operations and risks of our other lines of business. Although we have no immediate plans to make any acquisitions or enter into any joint ventures, we may do so in the future.

•	The holding company reorganization may reduce the risk that liabilities of one line of business would be attributed to another line of business.

•	The holding company reorganization may allow us to segregate each line of business from other lines of business that are not subject to the same regulations.

Q:	Will the management or the business of the company change as a result of the reorganization?

A:	No. The management and business of our company will remain the same immediately following the reorganization. However, if following the reorganization our company engages in a spin-off, divestiture or acquisition, as referenced in the previous question, our management and business would change accordingly.

Q:	What will happen to my stock?

A:	In the reorganization, each share of common stock of CompuCredit will convert into one share of common stock of Holdings. As a result, you will become a shareholder of Holdings and will own the same number and the same percentage of shares of Holdings common stock that you now own of CompuCredit common stock. We expect that Holdings common stock will be listed on the NASDAQ Global Select Market under the symbol “CCRT,” the same ticker symbol currently used for CompuCredit common stock.

Q:	Will my rights as a Holdings shareholder be different from my rights as a CompuCredit shareholder?

A:	No. Holdings is a Georgia corporation, as is CompuCredit. The articles of incorporation and bylaws of Holdings are the same in all material respects as those for CompuCredit. For more information, see “Description of Holdings Capital Stock.”

Q:	Will I have to turn in my stock certificates?

A:	No. We will not require you to exchange your stock certificates as a result of the reorganization. After the reorganization, each certificate currently representing your shares of CompuCredit common stock will be deemed for all purposes to evidence the same number of shares of Holdings common stock.

Q:	Will the CUSIP number for my common stock change as a result of the reorganization?

A:	Yes. Following the reorganization, the CUSIP number for your shares of Holdings common stock will be .

Q:	Does the holding company reorganization affect my federal income taxes?

A:	The proposed holding company reorganization will be a tax-free transaction under federal income tax laws. We expect that you will not recognize any gain or loss for federal income tax purposes upon your receipt of Holdings common stock in exchange for your shares of CompuCredit common stock in the reorganization. The tax consequences to you will depend on your own situation. We urge you to consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any foreign, state, or local tax consequences of the reorganization. For further information, see “The Reorganization Proposal—Material U.S. Federal Income Tax Consequences.”

Q:	How will the reorganization be treated for accounting purposes?

A:	For accounting purposes, our holding company reorganization will be treated as a transaction between entities under common control, resulting in no change in the carrying amount of CompuCredit’s existing assets or liabilities. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of CompuCredit will be included in the consolidated financial statements of Holdings as currently presented.

Q:	Who is entitled to attend and vote at the meeting?

A:	Any holder of record of CompuCredit common stock at the close of business on June 5, 2009, the record date for the special meeting, is entitled to attend and vote at the meeting. On the record date, CompuCredit had shares of common stock outstanding. If you hold your shares in “street name” and desire to attend the special meeting and vote in person, you must show proof of ownership of your shares. Proof of ownership may be established in the form of a letter from the holder of record or a recent statement from the bank or broker showing your ownership of CompuCredit common stock on the record date.

Q:	What will constitute a quorum at the meeting?

A:	Holders of a majority of CompuCredit common stock outstanding and entitled to vote on the record date must be present at the meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked “abstain” will be considered present at the meeting for purposes of establishing a quorum.

Q:	How do I cast my vote?

A:	After carefully considering the information contained in this proxy statement/prospectus, you should vote your shares by following the instructions contained in this proxy statement/prospectus and the proxy card included with it, so that your shares may be represented at the special meeting. The CompuCredit Board of Directors unanimously recommends that you vote FOR the reorganization proposal (including approval of the merger agreement to effect the reorganization).

Q:	Do I need to attend the special meeting in person?

A:	No. Although we invite you to attend, it is not necessary for you to attend the meeting in order to vote your shares.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your shares are voted at the special meeting. This proxy statement/prospectus includes instructions on how to change your vote. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide your broker with instructions on how to vote. Your broker should provide you with directions regarding how to instruct your broker to vote your shares. You should follow these directions. If you hold your shares in a brokerage account and you do not instruct your broker regarding how to vote on the reorganization proposal, your shares will not be voted. Not voting your shares at the special meeting has the same effect as a vote against the reorganization proposal.

Q:	What vote is required to approve the reorganization proposal?

A:	In order to approve the reorganization proposal, holders of at least a majority of all outstanding shares of CompuCredit common stock must vote in favor of the proposal. If you abstain or otherwise do not vote on the reorganization proposal, or if you hold your shares in “street name” and do not provide instructions to your broker, it has the same effect as a vote against the reorganization proposal.

Q:	If the shareholders approve the reorganization, when will it occur?

A:	We currently plan to complete the reorganization once our shareholders approve the reorganization and all other conditions to completion of the reorganization have been satisfied. Nonetheless, we may delay or terminate the reorganization, even if the CompuCredit shareholders approve the reorganization proposal.

Q:	Do I have dissenters’ (or appraisal) rights?

A:	No. Holders of CompuCredit common stock do not have dissenters’ rights under Georgia law as a result of the reorganization even if the reorganization is approved by our shareholders.

Q:	What percentage of the outstanding shares do directors and executive officers hold?

A:	On , 2009 directors, executive officers and their affiliates beneficially owned approximately % of our outstanding shares of common stock entitled to vote at the special meeting.

Q:	Whom do I contact if I have questions about the special meeting or the reorganization proposal?

A:	You may contact:

Jay Putnam

CompuCredit Corporation

Five Concourse Parkway, Suite 400

Atlanta, Georgia 30328

Telephone: (770) 828-2000

SUMMARY OF THE REORGANIZATION PROPOSAL

The following summary highlights selected information regarding the reorganization proposal, including the merger agreement and related transactions, which are described in greater detail elsewhere in this proxy statement/prospectus. It may not contain all of the information that may be important to you. To better understand the reorganization proposal, and for a more complete description of the terms of the merger agreement and the related transactions, you should read this entire document carefully, including the annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents under the caption “Where You Can Find More Information.”

CompuCredit, Holdings and Merger Sub

CompuCredit is a provider of various credit and related financial services and products to or associated with the financially underserved consumer credit market—a market represented by credit risks that regulators classify as “sub-prime.” We traditionally have served this market principally through our marketing and solicitation of credit card accounts and other credit products and our servicing of various receivables underlying originated and acquired accounts. We contract with third-party financial institutions pursuant to which the financial institutions issue general purpose consumer credit cards, and we purchase the receivables relating to such accounts on a daily basis. We market to cardholders other ancillary products, including credit and identity theft monitoring, health discount programs, shopping discount programs, debt waivers and life insurance. Our product and service offerings also include small-balance, short-term cash advance loans—generally less than $500 (or the equivalent thereof in the British pound for pound-denominated loans) for thirty days or less and to which we refer as “micro-loans”; these loans are marketed through various channels, including retail branch locations and the Internet. We also originate auto loans through franchised and independent auto dealers, purchase and/or service auto loans from or for a pre-qualified network of dealers in the “buy-here, pay-here” used car business and sell used automobiles through our own buy-here, pay-here lots. Lastly, our licensed debt collections subsidiary purchases and collects previously charged-off receivables from us, the trusts that we service and third parties.

Holdings was formed as a wholly owned subsidiary of CompuCredit in order to effect the reorganization. Prior to the reorganization, Holdings will have no assets or operations other than those incident to its formation. After the reorganization, CompuCredit will be a wholly owned subsidiary of Holdings, and the current shareholders of CompuCredit will become shareholders of Holdings.

Merger Sub was formed as a wholly owned subsidiary of Holdings in order to effect the reorganization. Prior to the reorganization, Merger Sub will have no assets or operations other than those incident to its formation. In connection with the holding company reorganization, Merger Sub will merge with and into CompuCredit.

The principal executive offices of CompuCredit, Holdings and Merger Sub are located at Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328. Their telephone number is (770) 828-2000. The management and business of CompuCredit will not change as a result of the reorganization.

What You Will Receive in the Reorganization

In the reorganization, each outstanding share of CompuCredit common stock will convert into one share of Holdings common stock. In addition, the outstanding options to purchase shares of CompuCredit common stock, if not exercised before the completion of the reorganization, will become options to acquire shares of Holdings common stock.

Conditions to Completion of the Reorganization

The completion of the reorganization depends on the satisfaction or waiver of a number of conditions, including the following:

•	approval of the reorganization proposal by holders of at least a majority of the outstanding shares of CompuCredit common stock;

•	approval for listing on the Nasdaq Stock Market of the shares of Holdings common stock to be issued in the reorganization;

•	effectiveness of the registration statement relating to the shares of Holdings common stock to be issued in the reorganization and absence of any stop order suspending such effectiveness;

•

execution and delivery of supplemental indentures pursuant to which (i) Holdings agrees to assume CompuCredit’s obligations under the indentures that govern the terms of CompuCredit’s convertible notes and (ii) CompuCredit is released from its obligations thereunder;

•

receipt by CompuCredit of a private letter ruling from the Internal Revenue Service (the “IRS”) to the effect that (i) holders of CompuCredit common stock will not recognize any gain or loss on the exchange of such CompuCredit common stock for Holdings common stock and (ii) the reorganization will qualify as a tax-free transaction under the Internal Revenue Code, as amended (the “Code”);

•

absence of any law or order that has a material adverse effect on CompuCredit or any legal prohibition or restraint that would prevent completion of the reorganization or any pending legal proceeding that seeks one of these results; and

•	receipt of necessary regulatory approvals and licenses and any required third-party consents.

Termination of the Reorganization

If the CompuCredit Board of Directors determines to do so, we may not proceed with the reorganization even if the CompuCredit shareholders approve the reorganization proposal.

Markets and Market Prices

Holdings common stock is not currently traded on any stock exchange. CompuCredit common stock is traded on the NASDAQ Global Select Market under the ticker symbol “CCRT.” Upon completion of the reorganization, we expect Holdings common stock to trade on the NASDAQ Global Select Market under the same ticker symbol.

On May 21, 2009, the last trading day before the public announcement of the proposed reorganization, the closing price per share of CompuCredit common stock was $2.75. On                     , 2009, the most recent trading day for which prices were available prior to the mailing of this proxy statement/prospectus, the closing price per share of CompuCredit common stock was $            .

Financial Information

We have not provided financial statements of Holdings because, prior to the reorganization, it will have no assets, liabilities or operations other than those incident to its formation. In addition, we have not included complete pro forma financial comparative per share information concerning CompuCredit that gives effect to the reorganization because, immediately after the completion of the reorganization, the consolidated financial statements of Holdings will be substantially the same as CompuCredit’s financial statements immediately prior to the reorganization. For more information regarding the documents incorporated by reference into this proxy statement/prospectus, including financial information regarding CompuCredit, see “Where You Can Find More Information.”

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors included under the heading “Risk Factors” in this proxy statement/prospectus and the risk factors incorporated in this proxy statement/prospectus by reference. This proxy statement/prospectus and documents incorporated by reference in this proxy statement/prospectus contain forward-looking statements. You should not place undue reliance on these statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements reflect the views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” or the negative and similar statements of a future or forward-looking nature may identify forward-looking statements. These forward-looking statements address matters that involve risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in these statements. These factors include, among others, those set forth below in “Risk Factors,” and in the other documents that we file with the SEC. There also are other factors that we may not describe, generally because we currently do not perceive them to be material, which could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

An investment in our common stock or other securities involves a high degree of risk. Investors should be particularly cautious regarding investments in our common stock or other securities at the present time in light of the current economic circumstances. We are predominately a sub-prime lender, and our customers have been adversely impacted by the loss of jobs and the overall decline in the economy. In addition, we face significant constraints with respect to the availability of financing. Moreover, it is impossible for us to predict with certainty the impact of the current economic circumstances on our business.

In considering whether to vote in favor of the reorganization proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its annexes, and all of the information in the documents we have incorporated by reference, including our Annual Report for the year ended December 31, 2008. In particular, you should review the risk factors described in our Form 10-K and Form 10-Q incorporated by reference. Please see “Where You Can Find More Information.”

In addition, you should pay particular attention to the risks described below. If any of the risks described below or in the documents incorporated by reference develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our common stock or other securities could decline and you may lose all or part of your investment.

We may not obtain the expected benefits of our holding company reorganization.

We believe our holding company reorganization will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the expected operational and financing flexibility we anticipate as a result of the reorganization. Accordingly, we may incur the costs of the reorganization without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from Holdings. We or our future subsidiaries may be liable for the liabilities of one another, particularly if we do not observe corporate formalities or adequately capitalize Holdings or its subsidiaries.

The proposed holding company reorganization may result in substantial direct and indirect costs whether or not completed.

The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, accountants’ fees, filing fees, financial printing expenses and mailing costs. A large portion of these costs will be incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and increasing administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of Holdings and CompuCredit.

As a holding company, Holdings will be dependent on the operations and funds of its subsidiaries.

After the completion of the reorganization, Holdings will be a holding company with no business operations of its own. Holdings’ only significant assets will be the outstanding common stock and membership interests in its subsidiaries, including CompuCredit. As a result, Holdings will rely on payments from its subsidiaries to meet its obligations.

We currently expect that a significant portion of the cash flows of CompuCredit, which will become a wholly owned subsidiary of Holdings upon the completion of the reorganization, will be retained and used by it in its operations, including to service any debt obligations CompuCredit may have. Additionally, in the future, subsidiaries may be restricted in their ability to pay cash dividends or to make other distributions to Holdings, which may limit the payment of cash dividends or other distributions, if any, to the holders of Holdings common stock. Future credit facilities and other debt obligations of Holdings, as well as statutory provisions, may limit the ability of Holdings and its subsidiaries to pay dividends.

CompuCredit is requesting a private letter ruling from the IRS that the reorganization is tax-free; however, to the extent that the ruling request contains any material omissions or factual errors, IRS examiners could assert that the reorganization is a taxable event.

CompuCredit is requesting a private letter ruling from the IRS in connection with the reorganization. Although CompuCredit believes that the private letter ruling request is complete and accurate and has obtained outside legal counsel in connection with the process, any material misrepresentation, omission or factual error could render the ruling defective. In such case, the IRS would not be bound by the ruling and could assert that the reorganization does not qualify as a tax-free transaction. If the IRS took such a position, it could result in all CompuCredit common stock holders being treated as if they sold their common stock of CompuCredit in a fully taxable transaction. In such event, each CompuCredit common stock holder would recognize gain or loss upon the receipt of common stock of Holdings in exchange for their CompuCredit common stock for tax purposes.

SPECIAL MEETING OF COMPUCREDIT SHAREHOLDERS

The CompuCredit Board of Directors is soliciting proxies from the holders of CompuCredit common stock for use at the special meeting and at any adjournments or postponements of the meeting. This proxy statement/prospectus, together with the form of proxy, is expected to be first mailed to holders of CompuCredit common stock on or about                     , 2009.

Right to Vote

All holders of record of CompuCredit common stock at the close of business on June 5, 2009 are entitled to vote on matters presented at the special meeting. Each holder of record on that date is entitled to one vote for each share of common stock held.

Date, Time and Place of the Special Meeting

The date, time and place of the special meeting of CompuCredit shareholders is as follows:

Date of the Meeting:	, 2009

Time of the Meeting:	9:00 a.m., Eastern Time

Place of the Meeting:	CompuCredit Corporation
Five Concourse Parkway, Suite 400
Atlanta, Georgia 30328

Quorum

As of                     , 2009, there were              shares of CompuCredit common stock outstanding. The holders of a majority, or              shares, of CompuCredit common stock entitled to vote at the special meeting must be represented at the special meeting in person or by proxy to have a quorum for the transaction of business at the meeting. Any shareholder present at the special meeting, either in person or by proxy, who abstains from voting will be counted for purposes of determining whether a quorum exists. If holders of fewer than              shares are present at the special meeting, we will adjourn and reschedule the special meeting until a quorum is present.

Voting Procedures

If you hold shares in your own name as a shareholder of record on the record date, you may vote the shares so held by:

•	signing, dating and mailing the enclosed proxy card in the enclosed postage-paid self-addressed envelope; or

•	attending the special meeting and voting in person if you are a record holder.

You are encouraged to vote promptly by returning the proxy card even if you plan to attend the special meeting in person.

If you hold your shares in street name, for example in a brokerage account or by a bank or other nominee, you may receive different voting instructions from your broker. You have the right to instruct the broker or other nominee how to vote your shares. If you hold your shares in street name and desire to attend the special meeting and vote in person, you must show proof of ownership of your shares. Proof of ownership may be established in the form of a letter from the holder of record or a recent statement from the bank or broker showing your ownership of CompuCredit common stock on the record date.

Proxies

Completed Proxies. If you sign, complete and return your proxy card and we receive the proxy card prior to or at the special meeting, your proxy will be voted as you instructed.

Proxies Without Instructions. If you sign and return a proxy card but do not provide instructions as to your vote, your proxy will be voted FOR the reorganization proposal.

Broker Instructions. Under applicable stock exchange rules, brokers who hold CompuCredit common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the reorganization proposal without specific instructions from those customers. If you do not instruct your broker on how to vote your shares on the reorganization proposal, your shares will not be voted at the special meeting. This will have the same effect as a vote against the reorganization proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Revocability of Proxies. You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must deliver to CompuCredit’s Secretary prior to the meeting a signed notice of revocation or a later dated proxy changing your vote. Alternatively, you may choose to attend the special meeting and vote in person. However, simply attending the meeting will not in itself constitute the revocation of your proxy if you do not cast a vote at that time.

Costs of Solicitation. CompuCredit will bear the cost of solicitation of proxies, including the cost of preparing, printing and mailing this proxy statement/prospectus and other proxy materials, and the cost of reimbursing brokers for forwarding the proxy materials to the beneficial owners of CompuCredit common stock. CompuCredit’s officers and employees may also solicit proxies by telephone or otherwise, but will not receive additional compensation for these activities. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the proxy materials to the beneficial owners of our common stock. CompuCredit may also reimburse them for their reasonable out-of-pocket expenses in connection with these services.

THE REORGANIZATION PROPOSAL

This section of the proxy statement/prospectus describes the reorganization proposal. The summary of the material provisions of the merger agreement provided below is qualified in its entirety by reference to the merger agreement, which we have attached as Annex A to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the merger agreement for a more complete understanding of the reorganization proposal. Your approval of the reorganization proposal will constitute approval of the reorganization, the merger agreement, and the articles of incorporation and bylaws of Holdings.

Reasons for the Reorganization; Recommendation of Our Board

On February 13, 2009, our Board of Directors met to discuss, among other things, the holding company reorganization. Our Board continued discussion of the proposed reorganization at the May 7, 2009 board meeting.

On May         , 2009, the CompuCredit Board unanimously concluded that the reorganization is advisable, determined that the terms of the merger agreement implementing the reorganization are advisable and in the best interests of CompuCredit and its shareholders and adopted and approved the merger agreement.

During the course of its deliberations, the CompuCredit Board consulted with management and outside legal counsel and considered a number of positive factors, including the following:

•

The holding company reorganization will allow us to segregate our various business lines, which may facilitate future corporate transactions, including spin-offs and divestitures. Although we have considered a possible spin-off of various business lines, we have not decided whether to proceed. If we do proceed with a spin-off, we will provide you with additional information at a later date.

•

The holding company reorganization may facilitate future expansion of our business by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of each of our lines of business separate from the operations and risks of our other lines of business. Although we have no immediate plans to make any acquisitions or enter into any joint ventures, we may do so in the future.

•	The holding company reorganization may reduce the risk that liabilities of one line of business would be attributed to another line of business.

•	The holding company reorganization may allow us to segregate each line of business from other lines of business that are not subject to the same regulations.

In addition to the positive factors described above, the CompuCredit Board also considered the following potential negative factors associated with the reorganization proposal:

•

We will incur direct costs as a result of the reorganization, including attorney’s fees, accountants’ fees, filing fees, financial printing expenses and mailing costs. A substantial portion of these costs will be incurred prior to the vote of our shareholders.

•

The reorganization may also result in indirect costs by diverting the attention of our management from our business and increasing administrative costs and expenses. Increased administrative costs and expenses include those associated with maintaining separate records for each of Holdings and CompuCredit.

After careful consideration, the CompuCredit Board of Directors has determined that the holding company reorganization offers a net benefit to CompuCredit shareholders. The CompuCredit Board has unanimously approved the reorganization proposal, determined that the terms of the reorganization and the merger agreement are advisable and in the best interests of CompuCredit shareholders, and has adopted and approved the related merger agreement. The CompuCredit Board of Directors unanimously recommends that CompuCredit shareholders vote “FOR” the reorganization proposal (including approval of the related merger agreement) at the special meeting.

Reorganization

CompuCredit currently owns all of the issued and outstanding common stock of Holdings, and Holdings currently owns all of the common stock of another subsidiary that was formed for purposes of completing the proposed reorganization. In preparation of the reorganization, we have segregated our credit card business line from our other business lines. Prior to the merger described below, we will transfer all of the subsidiaries conducting our non-credit card business lines to Holdings. Following these transfers and the approval of the merger agreement by the CompuCredit shareholders and the satisfaction or waiver of the other conditions specified in the merger agreement (which are described below), CompuCredit will merge with the subsidiary of Holdings. This merger will in large part effect the reorganization. As a result of this merger:

•	Each holder of CompuCredit common stock at the time the merger is effective will become a holder of Holdings common stock.

•	CompuCredit will become a wholly owned subsidiary of Holdings.

•	CompuCredit will be the surviving corporation in the merger with the newly-created subsidiary of Holdings.

Copies of the Holdings articles of incorporation and bylaws that will be in effect upon completion of the reorganization are included as Annex B and Annex C, respectively, to this proxy statement/prospectus. For more information regarding your rights as a shareholder before and after the reorganization, see “Description of Holdings Capital Stock.”

In all other respects, the company will remain the same. The current directors of CompuCredit will be the directors of Holdings following the reorganization, the current executive officers of CompuCredit will remain the same, and our business and operations will remain the same.

What CompuCredit Shareholders Will Receive in the Reorganization

Each share of CompuCredit common stock will convert into one share of Holdings common stock. You will own the same percentage of shares of Holdings common stock as you owned of CompuCredit common stock immediately prior to the completion of the reorganization.

Exchange of Stock Certificates Not Required

Following the completion of the reorganization, the certificates representing your shares of CompuCredit common stock will represent the same number of shares of Holdings common stock. You will not be required to exchange your stock certificates as a result of the reorganization.

CompuCredit Stock Plans and Employee Stock Purchase Plan

Each outstanding option to acquire shares of CompuCredit common stock will become an option to acquire the same number of shares of Holdings common stock, on the same terms and conditions as before the reorganization. Each outstanding restricted stock unit will entitle the holder to receive a share of Holdings common stock when the restricted stock unit becomes earned and payable. As of the record date, there were outstanding options to purchase             shares of CompuCredit common stock and             restricted stock units. Outstanding shares of restricted stock will convert into the same number of shares of Holdings common stock with the same terms and conditions as before the reorganization. As of the record date, there were             shares of restricted stock outstanding.

In addition, Holdings will assume and agree to perform all obligations of CompuCredit under its stock plans and Employee Stock Purchase Plan after the reorganization. This will allow Holdings to grant equity awards under CompuCredit’s 2008 Equity Incentive Plan and will permit eligible Holdings employees to participate in CompuCredit’s Employee Stock Purchase Plan following the reorganization. The equity awards and stock purchases that occur following the reorganization will be denominated in Holdings common stock but otherwise will be on the same terms as before the reorganization.

CompuCredit Convertible Notes

On May 27, 2005, CompuCredit sold $250,000,000 aggregate principal amount of its 3.625% Convertible Senior Notes due 2025. On November 23, 2005, CompuCredit sold $300,000,000 aggregate principal amount of its 5.875% Convertible Senior Notes due 2035. In this proxy statement/prospectus, we refer to these two series of notes as our “convertible notes.” The indentures that govern the terms of our convertible notes provide that if CompuCredit effects a holding company reorganization, the convertible notes will become obligations of the new parent holding company and will be convertible into shares of the new parent holding company’s common stock, and that CompuCredit will be discharged and released from its obligations under the indentures and convertible notes. Accordingly, upon completion of the reorganization, the convertible notes will become obligations of Holdings and will be convertible into shares of Holdings common stock, and CompuCredit will be discharged and released from its obligations under the indentures and convertible notes.

Conditions to Reorganization

We will complete the reorganization only if each of the following conditions is satisfied or waived:

•	approval of the reorganization proposal by holders of at least a majority of the outstanding shares of CompuCredit common stock;

•	approval for listing on the Nasdaq Stock Market of the shares of Holdings common stock to be issued in the reorganization;

•	effectiveness of the registration statement relating to the shares of Holdings common stock to be issued in the reorganization and absence of any stop order suspending such effectiveness;

•

execution and delivery of supplemental indentures pursuant to which (i) Holdings agrees to assume CompuCredit’s obligations under the indentures that govern the terms of CompuCredit’s convertible notes and (ii) CompuCredit is released from its obligations thereunder;

•

receipt by CompuCredit of a private letter ruling from the IRS to the effect that (i) holders of CompuCredit common stock will not recognize any gain or loss on the exchange of such CompuCredit common stock for Holdings common stock and (ii) the reorganization will qualify as a tax-free transaction under the Code;

•

absence of any law or order that has a material adverse effect on CompuCredit or any legal prohibition or restraint that would prevent completion of the reorganization or any pending legal proceeding that seeks one of these results; and

•	receipt of necessary regulatory approvals and licenses and any required third party consents.

The merger agreement may be terminated, or the completion of the merger may be deferred, at any time prior to the completion of the reorganization (even after approval by our shareholders) by the Board of Directors of CompuCredit.

Completion of the Reorganization

The reorganization will be completed when we file articles of merger with the Georgia Secretary of State. We currently plan to complete the reorganization once our shareholders approve the reorganization and all other conditions to completion of the reorganization have been satisfied. Nonetheless, we may delay or terminate the reorganization, even if the CompuCredit shareholders approve the reorganization proposal.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the reorganization. This discussion is based upon current provisions of the Code, current and proposed Treasury Regulations, and judicial and administrative decisions and rulings as of the date of this proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. This discussion does not address all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances, and does not address persons that are subject to special treatment under the U.S. federal income tax laws. In particular, this discussion deals only with shareholders that hold CompuCredit common stock as capital assets within the meaning of the Code. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding CompuCredit common stock as part of a hedging or conversion transaction or as part of a “straddle,” U.S. expatriates, persons subject to the alternative minimum tax, foreign corporations, foreign partnerships, foreign estates or trusts, and persons who are not citizens or residents of the United States. This discussion may not be applicable to holders who acquired CompuCredit common stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations.

We urge you to consult your own tax advisors about the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

We have requested a ruling from the IRS that the reorganization will qualify as a tax-free transaction under the Code. As part of that ruling, we expect to receive a determination from the IRS that, among other things:

•	no gain or loss will be recognized by CompuCredit or Holdings upon consummation of the merger;

•	no gain or loss will be recognized by a holder of CompuCredit common stock upon the exchange of CompuCredit common stock for Holdings common stock in the merger;

•

the basis of the shares of Holdings common stock received by a holder of CompuCredit common stock in the merger will equal the basis of the shares of CompuCredit common stock surrendered in the merger; and

•

the holding period of the shares of Holdings common stock received by a holder of CompuCredit common stock in the merger will include the period during which such holder held the shares of CompuCredit common stock surrendered in the merger, if they are held as a capital asset at the effective time of the merger.

A private letter ruling is generally binding on the IRS, subject to the continuing accuracy of the factual representations and warranties contained in our letter to the IRS requesting the ruling.

You may be required to attach a statement to your tax returns for the taxable year in which the reorganization is completed that contains information such as your tax basis in the CompuCredit common stock surrendered, the fair market value of such stock, and a description of the Holdings common stock received in the reorganization.

Anticipated Accounting Treatment

For accounting purposes, our reorganization into a holding company structure will be treated as a transaction between entities under common control, resulting in no change in the carrying amount of CompuCredit’s existing assets or liabilities. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of CompuCredit will be included in the consolidated financial statements of Holdings as currently presented.

Listing of Holdings Common Stock on Nasdaq; Delisting and Deregistration of CompuCredit Common Stock

A condition to completion of the reorganization is the approval for listing on the Nasdaq Stock Market of shares of Holdings common stock. This includes both shares issuable in the reorganization and any other shares to be reserved for issuance in connection with the reorganization. We expect that the Holdings common stock will trade under the ticker symbol “CCRT.” In addition, Holdings will become a reporting company under the Exchange Act.

Following the reorganization, CompuCredit common stock will no longer be listed on the NASDAQ Global Select Market and will no longer be registered under the Exchange Act. In addition, CompuCredit will cease to be a reporting company under the Exchange Act.

Interests of Directors and Executive Officers in the Reorganization

Our directors and executive officers own CompuCredit common stock and stock options and/or restricted stock units that entitle them to acquire CompuCredit common stock, and, to that extent, their interest in the reorganization is the same as the interest in the reorganization of our shareholders generally.

As of             , 2009, our directors and executive officers beneficially owned              shares of our common stock, representing approximately             % of the issued and outstanding shares of common stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934. Each director and executive officer has advised us that he plans to vote all of his shares of common stock in favor of the reorganization. The vote of holders of a majority of the shares of CompuCredit common stock outstanding on the record date is required to approve the agreement and plan of merger.

DESCRIPTION OF HOLDINGS CAPITAL STOCK

Holdings is incorporated in the State of Georgia, as is CompuCredit. The rights of shareholders of Holdings are generally governed by Georgia law and Holdings’ articles of incorporation and bylaws, which are the same in all material respects as those for CompuCredit. Therefore, your rights as a Holdings shareholder will be substantially the same as your rights as a CompuCredit shareholder.

The following summary highlights selected information regarding Holdings’ capital stock. It may not contain all of the information that may be important to you. This summary is qualified by reference to, Georgia law, including the Georgia Business Corporation Code, and Holdings’ articles of incorporation and bylaws, which are attached as Annexes B and C, respectively, to this proxy statement/prospectus.

Capitalization

The authorized capital stock of Holdings consists of 150,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. All of the shares issued and outstanding upon completion of the reorganization will be fully paid and nonassessable. Upon completion of the reorganization, the number of shares of Holdings common stock that will be outstanding will be the same number of shares of CompuCredit common stock outstanding immediately prior to the reorganization.

Common Stock

Voting Rights. Holders of Holdings common stock will be entitled to one vote per share, and, in general, a majority of issued and outstanding shares of Holdings common stock will be sufficient to authorize action upon all matters submitted for a vote. Directors are to be elected by a plurality of the votes cast at the annual meeting of the shareholders, and shareholders of Holdings will not have the right to cumulate their votes in the election of directors. This means that the holders of a majority of the votes represented by the common stock can elect all of the directors then standing for election.

Dividends. As has been the practice of CompuCredit, Holdings does not anticipate paying any cash dividends. However, the holders of outstanding shares of Holdings common stock will be entitled to receive dividends and other distributions legally available therefor in amounts as the Holdings Board of Directors may determine from time to time, subject to preferential dividend rights of any outstanding preferred stock. Funds for Holdings dividends generally will be provided through dividends and distributions from its subsidiaries, including CompuCredit. All shares of Holdings common stock will be entitled to participate ratably with respect to dividends or other distributions.

Preemptive Rights. Holders of Holdings common stock will not have any preemptive, subscription, redemption or conversion rights and are not entitled to the benefit of any sinking fund.

Liquidation. In the event of liquidation, dissolution or winding up of Holdings, the holders of Holdings common stock will be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Holdings available for distribution, subject to the prior rights of preferred stock, if any, outstanding.

Transfer Agent and Registrar. The transfer agent and registrar for the Holdings common stock is American Stock Transfer & Trust Co., which is also the transfer agent for the CompuCredit common stock.

Preferred Stock

CompuCredit does not have any preferred stock outstanding and Holdings will not issue any preferred stock in connection with the holding company reorganization. Nonetheless, Holdings will be authorized to issue preferred stock in the future. Holdings’ board of directors is authorized to determine the following terms for each series of preferred stock:

•	the offering price at which Holdings will issue the preferred stock;

•	whether that series of preferred stock will be entitled to receive dividends;

•	the dividend rate (or method for determining the rate);

•	whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the liquidation preference of that series of preferred stock, if any;

•	the conversion or exchange provisions applicable to that series of preferred stock, if any;

•	the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences, rights, qualifications, limitations or restrictions, if any, applicable to that series of preferred stock.

Purposes and Effects of Certain Provisions of Holdings’ Articles of Incorporation and Bylaws

Holdings’ articles of incorporation and bylaws contain certain provisions that could make the acquisition of Holdings more difficult by means of a tender or exchange offer, a proxy contest or otherwise.

Special Meetings. Special meetings of shareholders may be called by shareholders only upon the written demand of holders of at least 25% of our outstanding capital stock.

Preferred Stock. Holdings’ board of directors is authorized pursuant to Holdings’ articles of incorporation to establish one or more series of preferred stock without shareholder approval. We believe that the ability of Holdings’ board of directors to issue one or more series of preferred stock will provide Holdings with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by Holdings’ shareholders, unless that action is required by applicable law or the rules of any stock exchange on which Holdings’ securities may be listed or traded.

Certain Anti-Takeover Provisions

The Georgia Business Corporation Code restricts certain business combinations with “interested shareholders” and contains fair price requirements applicable to certain mergers with “interested shareholders” that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. Holdings has not elected to be covered by such restrictions but may do so in the future.

The Georgia business combination statute (the “Business Combination Statute”) regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an “interested shareholder” of the corporation, unless either (i) the transaction resulting in such acquiror becoming an “interested shareholder” or the business combination received the approval of the corporation’s board of directors prior to the date on which the acquiror became an “interested shareholder,” or (ii) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an “interested shareholder.” For purposes of the Business Combination Statute, an “interested shareholder” generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The Business Combination Statute prohibits business combinations with an unapproved “interested shareholder” for a period of five years after the date on which such person became an “interested shareholder.” The Business Combination Statute is broad in its scope and is designed to inhibit unfriendly acquisitions.

The Georgia fair price statute (the “Fair Price Statute”) prohibits certain business combinations between a Georgia business corporation and an “interested shareholder” unless (i) certain “fair price” criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the “interested shareholder,” or (iv) the “interested shareholder” has been such for at least three years and has not increased this ownership position in such three-year period by more than 1% in any twelve-month period. The Fair Price Statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified “fair price” requirements.

LEGAL MATTERS

The validity of the shares of common stock offered by this proxy statement/prospectus will be passed upon for us by Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of CompuCredit Corporation as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated by reference in this proxy statement/prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

CompuCredit files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document CompuCredit files at the Securities and Exchange Commission’s Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. CompuCredit’s SEC filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. You also may obtain free copies of the documents CompuCredit files with the Securities and Exchange Commission by going to the “For Investors” section of CompuCredit’s website at www.compucredit.com. The information provided on CompuCredit’s website is not part of this proxy statement/prospectus, and is not incorporated herein by reference.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference in this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the Securities and Exchange Commission. The Securities and Exchange Commission allows us to “incorporate by reference” into this proxy statement/prospectus documents CompuCredit files with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and later information that CompuCredit files with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by CompuCredit pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting:

•	Annual Report on Form 10-K for the year ended December 31, 2008 (as filed on February 25, 2009);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 (as filed on May 11, 2009); and

•	Current Report on Form 8-K filed on May 22, 2009.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this proxy statement/prospectus) by writing or calling us at the following address and telephone number:

CompuCredit Corporation

Attn: Secretary

Five Concourse Parkway, Suite 400

Atlanta, Georgia 30328

Telephone: (770) 828-2000

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. COMPUCREDIT HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED             , 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

SHAREHOLDER PROPOSALS FOR

2010 ANNUAL MEETING OF SHAREHOLDERS

The 2010 Annual Meeting of Shareholders is anticipated to be held in May 2010. Under Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, any proposal that a shareholder intends to be presented at the 2010 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2010 Annual Meeting, must be received by the Secretary of CompuCredit at our principal executive offices prior to December 11, 2009. However, if the 2010 Annual Meeting is held on a date more than 30 days before or after May 7, 2010, shareholder proposals for the 2010 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials. Shareholder proposals received after this date will be considered untimely under Rule 14a-8.

If a shareholder desires to bring a matter before the meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the shareholder must follow procedures outlined in CompuCredit’s Amended and Restated Bylaws in order to personally present the proposal at the meeting. One of the procedural requirements is timely notice in writing of the business the shareholder proposes to bring before the meeting. Written notice must be received by the Secretary of CompuCredit no earlier than December 8, 2009 and no later than January 7, 2010. Any proposal brought directly before the 2009 Annual Meeting via a shareholder’s written notice will not be included in next year’s proxy statement or form of proxy to be distributed by us in connection with the 2010 Annual Meeting. In the event that our 2010 Annual Meeting is called for a date that is not within 60 days before or after May 7, 2010 (the anniversary date of the 2009 Annual Meeting), the written notice must be received not later than the close of business on the tenth day following the earlier of (1) the date on which notice of the annual meeting date was mailed or (2) the date public disclosure of the meeting date was made.

We reserve the right to decline to include in our proxy materials any shareholder’s proposal that does not comply with the rules of the SEC for inclusion therein. We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a shareholder’s written notice upon written request to the Secretary of CompuCredit at the address listed above.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the CompuCredit Board of Directors is not aware of any matter to be presented for action at the special meeting other than the matters set forth herein.

ANNEX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of             , 2009, is among CompuCredit Corporation, a Georgia corporation (“CompuCredit”), CompuCredit Holdings Corporation, a Georgia corporation and a wholly owned subsidiary of CompuCredit (“Holdings”), and CompuCredit Merger Sub, Inc., a Georgia corporation and a wholly owned subsidiary of Holdings (“Merger Sub”).

RECITALS

WHEREAS, the purpose of this Agreement and the transactions contemplated by this Agreement is to create a new holding company structure, and Holdings and Merger Sub have been formed for the purpose of effecting this new holding company structure; and

WHEREAS, the respective Boards of Directors of CompuCredit, Holdings and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and in the best interests of such company and its shareholders; and

WHEREAS, at the Effective Time (as defined herein), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, (a) Merger Sub will merge with and into CompuCredit in accordance with the Georgia Business Corporation Code, as amended (the “GBCC”), with CompuCredit continuing as the surviving corporation (the “Merger”), (b) each outstanding share of common stock of CompuCredit (“CompuCredit Common Stock”) will be converted into one share of common stock of Holdings (“Holdings Common Stock”), and (c) each share of Holdings Common Stock held by CompuCredit will be canceled; and

WHEREAS, Holdings, in its capacity as the sole shareholder of Merger Sub, has adopted and approved this Agreement; and

WHEREAS, the completion of the Merger requires, among other things, the approval of this Agreement by the affirmative vote of a majority of the outstanding shares of CompuCredit Common Stock (the “CompuCredit Shareholder Approval”); and

WHEREAS, it is the intention of the parties hereto that the Merger shall be a tax-free transaction under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

MERGER

SECTION 1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with the GBCC, Merger Sub shall be merged with and into CompuCredit at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and CompuCredit shall continue as the surviving corporation (the “Surviving Corporation”), becoming a direct wholly owned subsidiary of Holdings.

SECTION 1.2 Effective Time.

(a) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth under Section 4.1, CompuCredit and Merger Sub shall duly execute and file Certificate of Merger (the “Certificate of Merger”) in the form substantially set forth as Exhibit A hereto with the Georgia Secretary of State pursuant to Section 14-2-1105 of the GBCC. The Merger shall become effective upon such filing (or at such later time as provided in the Certificate of Merger) in accordance with Section 14-2-1105 of the GBCC (the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the GBCC, including Section 14-2-1106. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) right and title to all assets (including real estate and other property) owned by, and every contract right possessed by, CompuCredit and Merger Sub shall vest in the Surviving Corporation, and (ii) all liabilities of CompuCredit and Merger Sub shall become the liabilities of the Surviving Corporation.

SECTION 1.3 Organizational Documents.

(a) Prior to or at the Effective Time, Holdings shall cause to be filed with the Georgia Secretary of State the Articles of Incorporation of Holdings in the form substantially set forth as Exhibit B hereto, and shall adopt the Bylaws of Holdings in the form substantially set forth as Exhibit C hereto. The Articles of Incorporation and Bylaws of Holdings shall be the Articles of Incorporation and Bylaws of Holdings until thereafter amended either as provided therein or by the GBCC.

(b) At the Effective Time, the Articles of Incorporation and Bylaws of CompuCredit in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein or by the GBCC.

SECTION 1.4 Directors and Officers of the Surviving Corporation. From and after the Effective Time, (i) the directors of the Surviving Corporation shall be Richard W. Gilbert, David G. Hanna and Richard R. House, Jr. and (ii) the officers of CompuCredit immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall, until further action, continue to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

SECTION 1.5 Directors and Officers of Holdings. The directors and officers of Holdings immediately prior to the Effective Time shall continue as directors and officers of Holdings from and after the Effective Time and shall, until further action, continue to hold office as provided in the Articles of Incorporation and Bylaws of Holdings.

ARTICLE II

CONVERSION OF SECURITIES; STOCK CERTIFICATES

SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of CompuCredit Common Stock, Holdings Common Stock or the common stock of Merger Sub (“Merger Sub Common Stock”):

(a) Each share of CompuCredit Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of Holdings Common Stock;

(b) Each share of Holdings Common Stock issued, outstanding and held by CompuCredit immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(c) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically convert into one validly issued, fully paid and nonassessable share of the Surviving Corporation.

SECTION 2.2 Stock Certificates. Subject to Section 2.1, from and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of CompuCredit Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Holdings Common Stock into which the shares of CompuCredit Common Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of Holdings or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Holdings or its transfer agent, be entitled to exercise any voting and other rights with respect to the shares of Holdings Common Stock evidenced by such outstanding certificates which prior to the Merger represented shares of CompuCredit Common Stock.

SECTION 2.3 Equity Awards; ESPP; Convertible Notes.

(a) Each option to purchase or right to acquire or vest in CompuCredit Common Stock (each a “CompuCredit Award”) issued under CompuCredit’s 1998 Stock Option Plan, 2000 Stock Option Plan, 2003 Stock Option Plan, 2004 Restricted Stock Plan or 2008 Equity Incentive Plan (collectively, the “CompuCredit Stock Plans”) or granted by CompuCredit outside of the

CompuCredit Stock Plans that is outstanding and unexercised, unvested and not yet payable immediately prior to the Effective Time shall, as of such time, be assumed by Holdings in such a manner that it is converted into an option to purchase or right to acquire or vest in, on otherwise the same terms and conditions as were applicable under the respective CompuCredit Stock Plans or the underlying equity award agreement (as modified by this Section 2.3), that number of shares of Holdings Common Stock equal to the number of shares of CompuCredit Common Stock subject to such CompuCredit Award at, for stock options, an exercise price per share equal to the exercise price per share for such CompuCredit stock option immediately prior to the Effective Time.

(b) From and after the Effective Time, each participant eligible to purchase a share of CompuCredit Common Stock under CompuCredit’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) shall be eligible to purchase one share of Holdings Common Stock, and otherwise on the same terms and conditions as were applicable, under the ESPP immediately prior to the Effective Time.

(c) From and after the Effective Time, CompuCredit’s outstanding 3.625% Convertible Senior Notes Due 2025 and outstanding 5.875% Convertible Senior Notes Due 2035 will be convertible into shares of Holdings Common Stock, subject to the existing conversion provisions therein.

ARTICLE III

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

SECTION 3.1 Indebtedness of CompuCredit. As of the date of this Agreement, CompuCredit is a party to the following indentures (individually, an “Indenture” and, collectively, the “Indentures”):

(a) Indenture dated as of May 27, 2005 between CompuCredit and U.S. Bank National Association, as successor to Wachovia Bank, National Association, pursuant to which CompuCredit has issued 3.625% Convertible Senior Notes Due 2025.

(b) Indenture dated as of November 23, 2005 between CompuCredit and U.S. Bank National Association, as successor to Wachovia Bank, National Association, pursuant to which CompuCredit has issued 5.875% Convertible Senior Notes Due 2035.

As of the Effective Time, Holdings and CompuCredit shall, with respect to such Indentures, together with the trustee under each Indenture, execute, acknowledge and deliver a supplemental indenture to each Indenture pursuant to the terms and conditions thereunder, which include that Holdings shall assume and agree to perform all obligations of CompuCredit thereunder and CompuCredit shall be released from its obligations thereunder and Holdings shall agree to pay, perform and discharge all obligations of CompuCredit thereunder.

SECTION 3.2 Assumption of Registered Stock Plans. Holdings and CompuCredit hereby agree that they will, at the Effective Time, execute, acknowledge and deliver an assumption agreement pursuant to which Holdings will, from and after the Effective Time, assume and agree to perform all obligations of CompuCredit pursuant to the CompuCredit Stock Plans and the ESPP (collectively, the “Registered Stock Plans”).

SECTION 3.3 Post-Effective Amendments. It is the intent of the parties that Holdings, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, Holdings will file post-effective amendments to CompuCredit’s currently effective registration statements, adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading.

SECTION 3.4 Reservation of Shares. On or prior to the Effective Time, Holdings will reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock to satisfy Holdings’ obligations under Section 3.1 and Section 3.2.

ARTICLE IV

CONDITIONS TO MERGER

SECTION 4.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:

(a) The CompuCredit Shareholder Approval shall have been obtained at a special meeting of the shareholders of CompuCredit.

(b) The shares of Holdings Common Stock issuable in the Merger pursuant to Section 2.1 and such other shares to be reserved for issuance in connection with the Merger (including the assumption of the Indentures and the Registered Stock Plans) shall have been authorized for listing on The Nasdaq Stock Market.

(c) The registration statement on Form S-4 filed with the Securities and Exchange Commission by Holdings in connection with the issuance of shares of Holdings Common Stock in the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

(d) Holdings and CompuCredit shall have executed and delivered the supplemental indentures contemplated by Section 3.1, subject only to the occurrence of the Effective Time of the Merger.

(e) CompuCredit shall have received a private letter ruling from the Internal Revenue Service to the effect that (i) holders of CompuCredit Common Stock will not recognize any gain or loss on the exchange of such CompuCredit Common Stock for Holdings Common Stock and (ii) the Merger will qualify as a tax-free transaction under the Code.

(f) No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on CompuCredit or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.

(g) All required approvals, licenses and certifications from, and notifications and filings to, governmental entities and third parties shall have been obtained or made, as applicable.

ARTICLE V

TERMINATION AND AMENDMENT

SECTION 5.1 Termination. This Agreement may be terminated or the completion of the transactions contemplated herein may be deferred at any time prior to the Effective Time, whether before or after the CompuCredit Shareholder Approval, by either CompuCredit or Holdings. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of CompuCredit, Holdings or Merger Sub by reason of this Agreement.

SECTION 5.2 Amendment. This Agreement may be amended, modified or supplemented at any time before or after the CompuCredit Shareholder Approval; provided, however, that after any such approval and prior to the Effective Time, there shall be made no amendment that (a) alters or changes the amount or kind of shares to be received by shareholders of CompuCredit in the Merger; (b) alters or changes any term of the Articles of Incorporation or Bylaws of Holdings; or (c) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, individually or in the aggregate, would materially adversely affect the shareholders of CompuCredit. This Agreement may not be amended except after approval by the board of directors of CompuCredit and evidenced by an instrument in writing signed on behalf of each of the parties.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

SECTION 6.2 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with all exhibits, schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 6.3 Further Assurances. From time to time, and when required by Holdings, CompuCredit shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and CompuCredit shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CompuCredit and otherwise to carry out the purposes of this Agreement, and the officers and directors of the CompuCredit are authorized fully in the name and on behalf of CompuCredit or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

SECTION 6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall together be considered one and the same agreement.

SECTION 6.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPUCREDIT CORPORATION,
a Georgia corporation

By:
Name:
Title:

COMPUCREDIT HOLDINGS CORPORATION, a Georgia corporation

By:
Name:
Title:

COMPUCREDIT MERGER SUB, INC.,
a Georgia corporation

By:
Name:
Title:

ANNEX B

ARTICLES OF INCORPORATION

OF

COMPUCREDIT HOLDINGS CORPORATION

I.

NAME.

The name of the corporation is CompuCredit Holdings Corporation (the “Corporation”).

II.

PURPOSE.

The purpose of the Corporation is to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to corporations for profit under the laws of the State of Georgia and, to accomplish such purpose, it shall have all rights, powers, privileges and immunities which are now or hereafter may be allowed to corporations under the laws of the State of Georgia.

III.

CAPITAL STOCK.

(a) Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue shall be (i) 150,000,000 shares of no par value common stock (the “Common Stock”) and (ii) 10,000,000 shares of no par value preferred stock (the “Preferred Stock”). The preferences, limitations and relative rights in respect of the shares of each class of stock shall be as hereinafter provided. Subject to the provisions of applicable law and the rights of the holders of any outstanding shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation.

(b) Voting Rights. Except as otherwise provided herein or by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on each matter submitted to a vote of the shareholders of the Corporation. The Preferred Stock shall have such voting rights, if any, as may be designated by the Board of Directors pursuant to this Article III, subsection (e).

(c) Liquidation. In the event of a liquidation, dissolution or winding-up of the Corporation or other similar event, after payment or provision for payment to any holders of Preferred Stock of the amounts to which they may be entitled, the remaining assets of the Corporation available to shareholders shall be distributed equally per share to the holders of Common Stock. Neither the merger nor consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this provision.

(d) Dividends. Subject to the preferences and other rights of any Preferred Stock, the holders of Common Stock shall be entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock shall be entitled to share equally, share for share, in dividends declared on Common Stock.

(e) Preferred Stock. The Board of Directors is hereby authorized, subject to the limitations prescribed by law or the provisions of this Article III, by filing articles of amendment pursuant to the applicable laws of the State of Georgia, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to fix the designations, powers and preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

(1) The number of shares constituting that series and the distinct designation of that series;

(2) The dividend rate, if any, on such shares of that series. whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(3) Whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

(6) Whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8) any other relative rights, preferences and limitations of that series.

IV.

PREEMPTIVE RIGHTS.

Preemptive rights are hereby denied. No holder of any shares of this Corporation shall have the preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for purchase or otherwise acquire shares.

V.

DIRECTOR LIABILITY.

To the fullest extent that the Georgia Business Corporation Code, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or for failure to take action. Neither the amendment or repeal of this Article V nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or adoption.

VI.

PRINCIPAL OFFICE.

The mailing address and county of the initial registered office of the Corporation is 3675 Crestwood Parkway, Suite 350, Gwinnett County, Duluth, Georgia 30096 and the name of the Corporation’s initial registered agent at such office is National Registered Agent, Inc. The mailing address of the initial principal office of the Corporation is 5 Concourse Parkway, Suite 400, Fulton County, Atlanta, Georgia 30328.

VII.

INCORPORATOR.

The name and address of the incorporator of the Corporation is Paul Davis Fancher at 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308.

ANNEX C

BYLAWS

OF

COMPUCREDIT HOLDINGS CORPORATION

ARTICLE I

OFFICES

Section 1.1. Registered Office and Agent. The Corporation shall maintain a registered office and shall have a registered agent whose office is identical with such registered office.

Section 1.2. Other Offices. The Corporation may have offices at such place or places, within or without the State of Georgia, as the Board of Directors may from time to time appoint or as the business of the Corporation may require or make desirable.

ARTICLE II

SHAREHOLDERS

Section 2.1. Place of Meetings. Meetings of the shareholders may be held on the call of the Board of Directors at any place within or without the State of Georgia as set forth in the notice thereof or in the event of a meeting held pursuant to a waiver of notice, as may be set forth in the waiver, or if no place is so specified, at the principal office of the Corporation.

Section 2.2. Annual Meeting. The annual meeting of the shareholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, either within or without the State of Georgia, on such date within 180 days following the close of the Corporation’s fiscal year as the Board of Directors may by resolution provide. In the event that such annual meeting is not held within the period designated pursuant to this Section 2.2, the Board of Directors shall cause a meeting in lieu thereof to be held as soon as conveniently may be thereafter, and any business transacted or elections held at such meeting shall be as valid as if transacted or held at the annual meeting. Such subsequent meeting shall be called in the same manner as provided for special shareholders’ meetings.

Section 2.3. Special Meetings. Special meetings of the shareholders may be called at any time by at least one-third of the Directors serving at the time or by the Chairman of the Board (if there shall be one). A special meeting of the shareholders shall also be called if the holders of at least twenty-five percent (25%) of the votes entitled to be cast on any issue to be considered at the proposed special meeting sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. A special meeting called pursuant to this Section 2.3 shall be held at such place, either within or without the State of Georgia, as is stated in the notice thereof.

Section 2.4. Notice of Meetings. A written or printed notice stating the date, time and place of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered or mailed by or at the direction of the Chairman of the Board or other person or persons calling the meeting, to each holder of record of stock of the Corporation at the time entitled to vote, at his or her address as it appears upon the records of the Corporation, not less than ten (10) nor more that sixty (60) days prior to such meeting. Notice of such meeting may be waived by any shareholder as contemplated in Section 4.2 or by attendance at the meeting, either in person or by proxy, for any purpose other than to state, at the beginning of the meeting, an objection or objections to the transaction of business. In the case of an annual or substitute annual meeting, the notice of the meeting need not state the purpose or purposes of the meeting unless the purpose or purposes constitute a matter which the Georgia Business Corporation Code (the “Code”) requires to be stated in the notice of the meeting. In the case of a special meeting, the notice of meeting shall state the purpose or purposes for which the meeting is called. Notice of any adjourned meeting of the shareholders shall not be required if the date, time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the Board of Directors sets a new record date for such meeting as may be required pursuant to Section 2.7 hereof, in which case notice shall be given in the manner provided in this Section 2.4.

Section 2.5. Quorum and Shareholder Vote. Unless otherwise provided by the Articles of Incorporation, a quorum for action on any subject matter at any annual or special meeting of shareholders shall exist when the holders of shares entitled to vote a majority of the votes entitled to be cast on such subject matter are represented in person or by proxy at such meeting. If a quorum is present, the affirmative vote of such number of shares as is required by the Code (as in effect at the time the vote is taken), for approval of the subject matter being voted upon, shall be the act of the shareholders, unless a greater vote is required by the Articles of Incorporation or these Bylaws. The shareholders at a meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, unless the meeting is adjourned under circumstances where a new record date is or must be set pursuant to Section 2.7 hereof. If a quorum is not present to organize a meeting, the meeting may be adjourned pursuant to Section 2.7 hereof.

Section 2.6. Voting of Shares. Except as may otherwise be provided by the Corporation’s Articles of Incorporation, each outstanding share having voting rights shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. If a quorum is present, action on a matter (other than the election of Directors) is approved if the votes cast favoring the action exceed the votes cast opposing the action unless these Bylaws, the Articles of Incorporation or the Code requires a greater number of affirmative votes. Unless otherwise provided in the Articles of Incorporation, Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for Directors unless the Articles of Incorporation so provide.

Section 2.7. Adjournments. Any meeting of the shareholders, whether or not a quorum is present, may be adjourned by the holders of a majority of the voting shares represented at the meeting to reconvene at a specific time and place. It shall not be necessary to give any notice of the reconvened meeting or of the business to be transacted, if the time and place of the reconvened meeting are announced at the meeting which was adjourned except that if the meeting is adjourned to a date more than 120 days after the date of the original meeting, the Board of Directors must fix a new record date and provide notice of the adjourned meeting to persons who are shareholders of the Corporation on the new record date. At any such reconvened meeting at which a quorum is represented or present, any business may be transacted which could have been transacted at the meeting which was adjourned.

Section 2.8. Inspectors of Election. One or more inspectors of election shall be appointed by the Board of Directors before or at each meeting of the shareholders of the Corporation at which an election of Directors shall take place; if no such appointment shall have been made or if the inspectors appointed by the Board of Directors shall refuse to act or fail to attend, then the Secretary of the Corporation (or, if he not be present, the secretary of the meeting) shall act as the inspector of election for the meeting. The inspectors shall receive and take in charge all proxies and ballots and shall decide all questions touching upon the acceptance and rejection of votes. In case of a tie vote by the inspectors on any question, the presiding officer shall decide.

Section 2.9. Action of Shareholders Without a Meeting. Subject to such further conditions as may be required by law, any action which may be taken at a meeting of the shareholders may be taken without a meeting if a written approval and consent, setting forth the action authorized, shall be signed by each of the shareholders entitled to vote on the date on which the last such shareholder signs such approval and consent and upon the filing of such approval and consent with the officer of the Corporation having custody of its books and records. Such approval and consent so filed shall have the same effect as a unanimous vote of the shareholders at a special meeting called for the purpose of considering the action authorized.

Section 2.10. List of Shareholders. A complete list of the shareholders entitled to vote at an ensuing meeting of shareholders arranged in alphabetical order with the address of, and the number and class and series, if any, of voting shares held by each shall be prepared by the Secretary, or other officer of the Corporation having charge of the stock ledger, and shall be produced and kept open at the time and place of the meeting and during the whole time of said meeting shall be open to the examination of any shareholder. If the requirements of this Section 2.10 have not been substantially complied with, the meeting shall, on the reasonable demand of any shareholder in person or by proxy be adjourned until the requirements are complied with. If no such demand is made, failure to comply with the requirements of this section shall not affect the validity of any action taken at such meeting.

Section 2.11. Notice of Business. No business may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual meeting by any shareholder of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.11 and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 2.11. The nomination by a shareholder of any person for election as a Director, other than the persons nominated by the Board of Directors or any duly authorized committee thereof, shall be considered business other than business specified in clauses (a) and (b) above and shall be permitted only upon compliance with the requirements of this Section 2.11.

In addition to any other applicable requirements for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within sixty (60) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business, (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (vi) in the case of the nomination of a person as a Director, a brief description of the background and credentials of such person including (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation which are beneficially owned by such person, and (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected).

No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this

Section 2.11; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.11 shall be deemed to preclude discussion by any shareholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, the chairman of such annual meeting shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Section 2.12. Proxies. A shareholder entitled to vote pursuant to Section 2.6 may vote in person or by proxy duly executed in writing by the shareholder or by his attorney-in-fact. A proxy shall not be valid after eleven (11) months from the date of its execution, unless a longer period is expressly stated therein. Unless written notice to the contrary is delivered to the Corporation by the shareholder, a proxy for any meeting shall be valid for any reconvention of any adjourned meeting. If the validity of any proxy is questioned, it must be submitted to the secretary of the shareholders’ meeting for examination or to a proxy officer or committee appointed by the person presiding at the meeting. The secretary of the meeting or, if appointed, the proxy officer or committee, shall determine the validity or invalidity of any proxy submitted, and reference by the secretary of the meeting in the minutes of the meeting to the regularity of a proxy shall be received as prima facie evidence of the facts stated for the purpose of establishing the presence of a quorum at such meeting and for all other purposes.

Section 2.13. Conduct of Shareholders’ Meetings. The Chairman of the Board, or if there is not one, such other person as shall be designated by the Board of Directors from time to time, shall preside as chairman at shareholders’ meetings and shall establish such reasonable procedures for the conduct of shareholders’ meetings as such officer deems to be necessary or appropriate, subject to the authority of the Board of Directors to appoint a different presiding officer and to establish additional or different procedures.

ARTICLE III

DIRECTORS

Section 3.1. Powers of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors, subject to any restrictions imposed by law, by the Articles of Incorporation, by these Bylaws or by agreements among the shareholders that are otherwise lawful.

Section 3.2. Number, Election and Term of Directors. The number of Directors of the Corporation shall be not less than five (5), the precise number to be fixed by resolution of the Board of Directors from time to time. Unless otherwise permitted by the Code, Directors shall be natural persons who are 18 years of age or older. At each annual meeting the shareholders shall elect the Directors as set forth in Section 2.6. Each Director, except in case of death, resignation, retirement, disqualification or removal, shall serve until the next succeeding annual meeting and until his successor shall have been elected and qualified.

Section 3.3. Meetings of the Board; Notice of Meetings; Waiver of Notice. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of shareholders, and no notice of such meeting shall be necessary. The Board of Directors may hold regular meetings in accordance with such schedule as may be established by the Board of Directors, and no notice of such regular meetings need be given. Special meetings of the Board of Directors may be called by the Chairman of the Board (if there shall be one), by the President, or by at least one-third of the Directors serving at that time, and written notice of the date, time and place of such meetings shall be given to each Director by first class mail at least seven (7) days before the meeting or by telephone, telegraph, cablegram, facsimile or in person at least two (2) days before the meeting. Any Director may waive notice required to be given of a meeting, either before or after the meeting, and shall be deemed to have waived notice if she or he is present at or participates in such meeting unless the Director at the beginning of the meeting (or promptly upon the Director’s arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be stated in the notice or waiver of notice of such meeting. Any meeting may be held at any place within or without the State of Georgia.

Section 3.4. Quorum; Vote Requirement. The presence of a majority of the Directors then in office shall constitute a quorum for the transaction of business at any meeting. When a quorum is present, the vote of a majority of the Directors present shall be the act of the Board of Directors, unless a greater vote is required by law, by the Articles of Incorporation or by these Bylaws.

Section 3.5. Action of Directors Without a Meeting. Any action required by law to be taken at a meeting of the Board of Directors, or any action which may be taken at a meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by all the Directors, or all the members of the committee, as the case may be, and be filed with the minutes of the proceedings of the Board or the committee. Such consent shall have the same force and effect as a unanimous vote of the Board or the committee, as the case may be.

Section 3.6. Committees. The Board of Directors may, in its discretion, appoint committees, each consisting of one or more Directors, which shall have and may exercise such delegated powers as shall be conferred on or authorized by the resolutions appointing them, subject to such limitations as may be imposed from time to time by the Code. A majority of any such committee may determine its action, fix the date, time and place of its meetings and determine its rules of procedure. Each committee shall keep minutes of its proceedings and actions and shall report regularly to the Board of Directors. The Board of Directors shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee.

Section 3.7. Removal. Any or all Directors may be removed from office at any time with or without cause by affirmative vote of the holders of a majority of the shares entitled to vote at an election of Directors. Removal action may be taken at any shareholders’ meeting with respect to which notice of such purpose has been given, and a removed Director’s successor may be elected at the same meeting to serve the unexpired term.

Section 3.8. Compensation. Directors may receive such compensation for their services as Directors as the Board of Directors or the shareholders may from time to time have fixed by vote. A Director may also serve the Corporation in a capacity other than that of Director and receive compensation, as determined by the Board of Directors, for services rendered in that other capacity.

Section 3.9. Vacancies. A vacancy occurring in the Board of Directors by reason of the removal of a Director by the shareholders shall be filled by the shareholders, or, if authorized by the shareholders, by the remaining Directors. Any other vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors, or by the sole remaining Director, as the case may be, or, if the vacancy is not so filled, or if no Director remains, by the shareholders. A Director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor in office.

Section 3.10. Adjournments. A meeting of the Board of Directors, whether or not a quorum is present, may be adjourned by a majority of the Directors present to reconvene at a specific time and place. It shall not be necessary to give notice of the reconvened meeting or of the business to be transacted, other than by announcement at the meeting which was adjourned. At any such reconvened meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting which was adjourned.

Section 3.11. Telephone Conference Calls. Unless otherwise prohibited by the Articles of Incorporation, members of the Board of Directors, or any committee designated by such Board, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.11 shall constitute presence in person at such meeting.

ARTICLE IV

NOTICE AND WAIVER

Section 4.1. Procedure. Whenever these Bylaws require notice to be given to any shareholder or Director, the notice shall be given as prescribed in Sections 2.4 or 3.3 for any shareholder or Director, respectively. Whenever notice is given to a shareholder or Director by mail, the notice shall be sent first-class mail by depositing the same in a post office or letter box in a postage prepaid sealed envelope addressed to the shareholder or Director at his address as it appears on the books of the Corporation, and such notice shall be deemed to have been given at the time the same is deposited in the United States mail.

Section 4.2. Waiver. Notice of a meeting need not be given to any shareholder or Director who signs a waiver of such notice, in person or by proxy, either before or after the meeting. Unless otherwise required by law or by these Bylaws, neither the business transacted nor the purpose of the meeting need be specified in the waiver. Attendance of a shareholder or Director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when such shareholder or Director attends such meeting solely for the purpose of stating, at the beginning of the meeting, any such objection or objections to the transaction of business.

ARTICLE V

OFFICERS

Section 5.1. Officers. The officers of the Corporation shall consist of a Chairman of the Board, a President, a Secretary and a Chief Financial Officer and such other officers or assistant officers as elected by the Board of Directors, who may include without limitation a Treasurer, a General Counsel and one or more Vice-Presidents or Assistant Secretaries. Any two or more offices may be held by the same person.

Section 5.2. Election and Term. All officers shall be elected by the Board of Directors and shall serve at the will of the Board of Directors and until their successors have been elected and have qualified or until their earlier death, resignation, removal, retirement or disqualification.

Section 5.3. Chairman of the Board. The Chairman of the Board shall be the chief executive officer of the Corporation. He shall be subject to the control of the Board of Directors and shall have general control and supervision over the policies of the Corporation. He shall preside at all meetings unless the Board of Directors shall determine otherwise.

Section 5.4. President. The President shall, under the direction of the Chairman of the Board and the Board of Directors, supervise the management of the day-to-day business of the Corporation. He shall have such further powers and duties as from time to time may be conferred on him by the Board of Directors or any duly authorized committee thereof.

Section 5.5. Chief Financial Officer. The Chief Financial Officer shall have custody and be responsible for all funds, securities and all financial books and records of the Corporation, and shall have such further powers and duties as shall be incident thereto and as otherwise conferred on him by the Board of Directors.

Section 5.6. Secretary and Assistant Secretaries. The Secretary shall issue notice for and keep the minutes of all meetings of the shareholders and the Directors and shall have custody of the corporate seal and of all corporate books, stock books and other like records of the Corporation. The Secretary shall also be responsible for authenticating records of the Corporation and shall make such reports and shall have such further powers and duties as shall be incident to his office.

Any Assistant Secretary or any other officer, employee or agent designated by the Board of Directors, the Chairman of the Board or the President, may, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary.

Section 5.7. Treasurer. The Treasurer shall be responsible for the capital structure of the Corporation and for assuring adequate liquidity of business operations. He shall have such further powers and duties as shall be incident thereto and as otherwise conferred on him by the Board of Directors.

Section 5.8. Vice-Presidents. The Board of Directors may assign to any Vice-President the title of Executive Vice-President or any other title selected by the Board of Directors. In the absence of the President or in the event of his inability or refusal to act, the duties of the President shall be performed by the Executive Vice-President, if any (and, in the event there be more than one person in such office, in the order of their length of time spent in such office), and when so acting, such officer shall have all the powers of and be subject to all the restrictions upon the President.

Section 5.9. General Counsel. The General Counsel shall be the chief legal officer of the Corporation, and shall have such further powers and duties as from time to time may be conferred on him by the Board of Directors.

Section 5.10. Other Duties and Authorities. In addition to the foregoing especially enumerated powers and duties, and the powers and duties as generally pertain to their respective offices, each officer, employee and agent shall have such other duties and authorities as may be conferred on them by the Board of Directors or any duly authorized committee thereof.

Section 5.11. Delegation. In the case of absence or inability to act of any officer of the Corporation and of any person herein authorized to act in his place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer or any other person whom it may select. The Board of Directors also shall have the authority to delegate to the Chairman of the Board, the President or any other officer of the Corporation, from time to time, the power to designate and appoint any other or additional officers of the Corporation and to vest in such other or additional officers such powers and duties as shall be consistent with such delegation by the Board of Directors.

Section 5.12. Removal. Any officer or agent elected by the Board of Directors may be removed, with or without cause, at any time by the Board of Directors at any meeting with respect to which notice of such purpose has been given to the members thereof upon the majority vote of the Board of Directors. A contract of employment for a definite term shall not prevent the removal of any officer, but this provision shall not prevent the making of a contract of employment with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment.

Section 5.13. Bonds. The Board of Directors may by resolution require any or all of the officers, agents or employees of the Corporation to give bonds to the Corporation, with sufficient surety or sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with such other conditions as may from time to time be required by the Board of Directors.

ARTICLE VI

SHARES

Section 6.1. Form and Execution of Certificates. The shares of stock of the Corporation shall be represented by certificates in such form as may be approved from time to time by the Board of Directors, which certificates shall be issued to the shareholders of the Corporation in numerical order from the stock book of the Corporation, and each of which shall bear the name of the Corporation and state that it is organized under the laws of the State of Georgia, the name of the shareholder, and the number and class (and the designation of the series, if any) of the shares represented. Each certificate shall be signed either manually or by facsimile, by (i) the Chairman of the Board, the President or a Vice President and (ii) by the Secretary or an Assistant Secretary, and shall be sealed with the seal of the Corporation or a facsimile thereof. If the person who signed a share certificate, either manually or in facsimile, no longer holds office when the certificate is issued, then the certificate is nevertheless valid.

Section 6.2. Rights of Corporation with Respect to Registered Owners. Prior to due presentation for transfer of registration of its shares, the Corporation may treat the registered owner of the shares as the person exclusively entitled to vote such shares, to receive any dividend or other distribution with respect to such shares, and for all other purposes; and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 6.3. Transfers of Shares. Shares of stock of the Corporation shall be transferable only on the books of the Corporation, kept at the office of the transfer agent designated to transfer the shares, and only upon surrender for cancellation of the certificate or certificates representing the shares to be transferred or, in the case of a certificate alleged to have been lost, stolen, or destroyed, in accordance with the provisions of Section 6.5 of these Bylaws, accompanied by an assignment in writing of such shares properly executed by the shareholder of record or such shareholder’s duly authorized attorney-in-fact and with all taxes on the transfer having been paid. If the Corporation has a transfer agent or agents or transfer clerk and registrar of transfers acting on its behalf, the signature of any officer or representative thereof may be in facsimile. The Corporation may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper. Upon the surrender of a certificate for transfer of stock, such certificate shall at once be conspicuously marked on its face “Cancelled” and filed with the permanent stock records of the Corporation.

Section 6.4. Transfer Agent and Registrar. The Board of Directors may appoint a transfer agent or agents and a registrar for the stock of the Corporation, and may require by resolution that all stock certificates must bear the signature of such transfer agent or agents and registrar or registrars.

Section 6.5. Lost, Stolen or Destroyed Certificates. Any person claiming a share certificate to be lost, stolen or destroyed shall make an affidavit or affirmation of the fact in such manner as the Board of Directors may require and shall, if the Board of Directors so requires, give the Corporation a bond of indemnity in form and amount, and with one or more sureties satisfactory to the Board of Directors, as the Board of Directors may require, whereupon an appropriate new certificate may be issued in lieu of the one alleged to have been lost, stolen or destroyed.

Section 6.6. Fixing of Record Date. For the purpose of determining shareholders entitled to notice or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date, such date to be not more than seventy (70) days prior to the date on which the particular action requiring such determination of shareholders, is to be taken.

Section 6.7. Record Date if None Fixed. If no record date is fixed, as provided in Section 6.6 of these Bylaws, then the record date for any determination of shareholders which may be proper or required by law, shall be the date on which notice is mailed, in the case of a shareholders’ meeting; the date on which the Board of Directors approves a resolution declaring a dividend, in the case of a payment of a dividend; and the date on which any other action, the consummation of which requires a determination of shareholders, is to be taken.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Mandatory Indemnification. The Corporation shall indemnify to the fullest extent permitted by the Code any individual made a party to a proceeding or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) because he or she is or was a Director, or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, in each case to the maximum extent permitted by, and in the manner provide by the Code, if he or she acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that the conduct was in the best interests of the Corporation; (b) in all other cases, that the conduct was at least not opposed to the best interests of the Corporation; or (c) in the case of any criminal proceeding, that he or she had no reasonable cause to believe his conduct was unlawful.

Section 7.2. Permissive Indemnification. The Corporation shall be authorized to indemnify to the fullest extent permitted by the Code, and to the extent that applicable law from time to time in effect shall permit indemnification that is broader than provided in these Bylaws, then to the maximum extent authorized by law, any individual made a party to a proceeding or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) because he or she is or was an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, in each case to the maximum extent permitted by, and in the manner provide by the Code, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Section 7.3. Advances for Expenses of Directors. The Corporation shall pay for or reimburse the reasonable expenses incurred by a Director, or a person who was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, who is a party to a proceeding, and shall have the authority to pay for or reimburse the reasonable expenses of an officer, employee or agent of the Corporation who is a party to a proceeding, in each case in advance of disposition of a proceeding if:

(a)	Such person furnishes the Corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the Articles of Incorporation of the Corporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

(b)	Such person furnishes the Corporation a written undertaking, executed personally on his or her behalf to repay any advances if it is ultimately determined that he or she is not entitled to indemnification under this Section 7.3.

The written undertaking required by paragraph (b) above must be an unlimited general obligation of the Director or officer, employee or agent but need not be secured and may be accepted without reference to financial ability to make repayment.

Section 7.4. Indemnification Not Exclusive. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, provision of these Bylaws, agreement, vote of shareholders or disinterested Directors or otherwise.

Section 7.5. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder or any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Depositories. All funds of the Corporation shall be deposited in the name of the Corporation in such depository or depositories as the Board may designate and shall be drawn out on the checks, drafts or other orders signed by such officer, officers, agent or agents as the Board may from time to time authorize.

Section 8.2. Seal. The seal of the Corporation shall be as approved by the Board of Directors from time to time. The seal may be manually affixed to any document or may be lithographed or otherwise printed on any document with the same force and effect as if it had been affixed manually. The signature of the Secretary or an Assistant Secretary shall attest the seal and may be a facsimile if and to the extent permitted by law.

Section 8.3. Inspection of Books and Records. The Board of Directors shall have power to determine which accounts, books and records of the Corporation shall be open to the inspection of shareholders, except such as may by law be specifically open to inspection, and shall have power to fix reasonable rules and regulations not in conflict with the applicable law for the inspection of accounts, books and records which by law or by determination of the Board of Directors shall be open to inspection.

Section 8.4. Fiscal Year. The Board of Directors is authorized to fix the fiscal year of the Corporation and to change the same from time to time as it deems appropriate, but unless otherwise so determined shall begin on the first day of January in each year and shall end on the last day of December in the same year.

Section 8.5. Execution of Documents. No attestation by the Secretary or an Assistant Secretary shall be necessary to make any contract, conveyance or other document valid and legally binding which has been executed by and on behalf of the Corporation by an officer or officers thereunto duly authorized in the manner provided for in these Bylaws.

ARTICLE IX

AMENDMENT OF BYLAWS

Section 9.1. Amendment. The Board of Directors may amend or repeal these Bylaws or adopt new bylaws by the affirmative vote of a majority of all Directors then holding office, (a) except to the extent the Articles of Incorporation or the Code reserves such power exclusively to the shareholders, or (b) unless the shareholders in adopting, amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw. The shareholders may amend or repeal these Bylaws or adopt new Bylaws even though these Bylaws may also be amended or repealed by the Board of Directors.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Georgia Business Corporation Code (the “GBCC”) permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director for: (i) any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) unlawful corporate distributions; or (iv) any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under the GBCC (and not for violation of other laws, such as the federal securities laws).

The GBCC further provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as it may indemnify a director.

Holdings’ Articles of Incorporation (the “Articles of Incorporation”) exonerate the directors of Holdings from monetary liability to the extent permitted by this statutory provision. Our Articles of Incorporation and our Bylaws (the “Bylaws”), further provide that Holdings shall indemnify any director, and may indemnify any officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of Holdings), by reason of the fact that such person is or was a director or officer of Holdings, or is or was serving at the request of Holdings as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Holdings (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the GBCC.

In addition, the Bylaws provide that Holdings will advance to its directors, and may advance to its officers, reasonable expenses of any such proceeding; provided that, such person furnishes Holdings with (i) a written affirmation of such person’s good faith belief that such person has met the applicable standard of conduct and (ii) a written undertaking to repay any advances if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding any provision of Holdings’ Articles of Incorporation or Bylaws to the contrary, the GBCC provides that Holdings shall not indemnify a director or officer for any liability incurred in a proceeding in which the director or officer is adjudged liable to Holdings or is subjected to injunctive relief in favor of Holdings: (i) for any appropriation, in violation of his duties, of any business opportunity of Holdings; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; and (iv) for any transaction from which the director or officer received an improper personal benefit.

Holdings also maintains a directors’ and officers’ liability insurance policy that insures Holdings’ directors and officers against such liabilities as are customarily covered by such policies.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among CompuCredit Corporation, CompuCredit Holdings Corporation and CompuCredit Merger Sub, Inc. (included as Annex A to proxy statement/prospectus included in the registration statement).

3.1	Articles of Incorporation of CompuCredit Holdings Corporation (included as Annex B to proxy statement/prospectus included in the registration statement).

3.2	Bylaws of CompuCredit Holdings Corporation (included as Annex C to proxy statement/prospectus included in the registration statement).

4.1	Indenture, dated as of May 27, 2005, between CompuCredit Corporation and U.S. Bank National Association, as successor to Wachovia Bank, National Association (incorporated by reference to Exhibit 4.1 to Form 8-K filed May 31, 2005).

4.2	Form of Supplemental Indenture, between CompuCredit Corporation, CompuCredit Holdings Corporation and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee under the Indenture, dated as of May 27, 2005.

4.3	Indenture, dated as of November 23, 2005, between CompuCredit Corporation and U.S. Bank National Association, as successor to Wachovia Bank, National Association (incorporated by reference to Exhibit 4.1 to Form 8-K filed November 28, 2005).

4.4	Form of Supplemental Indenture, between CompuCredit Corporation, CompuCredit Holdings Corporation and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee under the Indenture, dated as of November 23, 2005.

5.1	Opinion of Troutman Sanders LLP as to the legality of the shares being registered.

23.1	Consent of Troutman Sanders LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of BDO Seidman, LLP.

24	Power of attorney (included on signature page to the registration statement).

99.1	Form of proxy for special meeting of shareholders of CompuCredit Corporation.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or to cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(9) that every prospectus: (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(10) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(11) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(12) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 22, 2009.

COMPUCREDIT HOLDINGS CORPORATION

By:	/s/ J.Paul Whitehead, III
Name:	J.Paul Whitehead, III
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Rohit H. Kirpalani and J.Paul Whitehead, III, each as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 22, 2009.

Signature	Title

/s/ David G. Hanna	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
David G. Hanna

/s/ Richard R. House, Jr.	President and Director
Richard R. House, Jr.

/s/ Richard W. Gilbert	Chief Operating Officer and Director
Richard W. Gilbert

/s/ J.Paul Whitehead, III	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
J.Paul Whitehead, III

Director
Frank J. Hanna, III

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among CompuCredit Corporation, CompuCredit Holdings Corporation and CompuCredit Merger Sub, Inc. (included as Annex A to proxy statement/prospectus included in the registration statement).

3.1	Articles of Incorporation of CompuCredit Holdings Corporation (included as Annex B to proxy statement/prospectus included in the registration statement).

3.2	Bylaws of CompuCredit Holdings Corporation (included as Annex C to proxy statement/prospectus included in the registration statement).

4.1	Indenture, dated as of May 27, 2005, between CompuCredit Corporation and U.S. Bank National Association, as successor to Wachovia Bank, National Association (incorporated by reference to Exhibit 4.1 to Form 8-K filed May 31, 2005).

4.2	Form of Supplemental Indenture, between CompuCredit Corporation, CompuCredit Holdings Corporation and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee under the Indenture, dated as of May 27, 2005.

4.3	Indenture, dated as of November 23, 2005, between CompuCredit Corporation and U.S. Bank National Association, as successor to Wachovia Bank, National Association (incorporated by reference to Exhibit 4.1 to Form 8-K filed November 28, 2005).

4.4	Form of Supplemental Indenture, between CompuCredit Corporation, CompuCredit Holdings Corporation and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee under the Indenture, dated as of November 23, 2005.

5.1	Opinion of Troutman Sanders LLP as to the legality of the shares being registered.

23.1	Consent of Troutman Sanders LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of BDO Seidman, LLP.

24	Power of attorney (included on signature page to the registration statement).

99.1	Form of proxy for special meeting of shareholders of CompuCredit Corporation.